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                                                                     EXHIBIT 5.1


         [LETTERHEAD OF DAVIS, GRAHAM & STUBBS LLP APPEARS HERE]




                                       December 12, 1996




CIBER, Inc.
5251 DTC Parkway
Suite 1400
Englewood, CO 80111

     Re:  Sale of up to 2,300,000 shares of
          common stock pursuant to a Registration Statement on Form S-3.

Ladies and Gentlemen:

     We are providing this opinion in connection with the registration by CIBER, Inc. (the "Company") of up to 2,300,000 shares of its common stock, $.01 par value (the "Shares"), described in the Registration Statement on Form S-3 of the Company, as filed with the Securities and Exchange Commission on December 12, 1995. In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

     We hereby consent to the reference to this firm under the heading "Legal Matters" in the Registration Statement, and in the Prospectus constituting a part thereof, as the counsel who will pass upon the validity of the Shares.


                                       Very truly yours,

                                       /s/ Davis, Graham & Stubbs LLP

                                       DAVIS, GRAHAM & STUBBS LLP